EXHIBIT 99.2

On October 30, 2013, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Welcome to the inTEST Corporation's 2013 Third Quarter Financial Results Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. At that time, if you have a question, you will need to press star, one on your push-button phone. As a reminder, this conference is being recorded today. A replay will be accessible at www.intest.com.

I would now like to turn the conference over to Laura Guerrant, inTEST Investor Relations Consultant. Please go ahead.

Laura Guerrant:

Thank you, Camille, and thank you for joining us for inTEST's Third Quarter Financial Results Conference Call. With us today are Robert Matthiessen, President and Chief Executive Officer; Hugh Regan, Treasurer and Chief Financial Officer; Jim Pelrin, Vice President and General Manager of inTEST's Thermal Products Segment; and Dan Graham, Senior Vice President and General Manager of inTEST's Electrical and Mechanical Products Segment. Mr. Matthiessen will briefly review highlights from the third quarter, as well as current business trends. Mr. Regan will then review inTEST's detailed financial results and discuss guidance for the fourth quarter of 2013. We'll then have time for any questions.

If you have not yet received a copy of today's release, a copy may be obtained on inTEST's website at www.intest.com.

Before we begin the formal remarks, the Company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future results that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, changes in the demand for semiconductors, changes in the rates of and timing of capital expenditures by semiconductor manufacturers, progress of product development programs, increases in raw material and fabrication costs associated with our products, and other risk factors set forth from time to time in the Company's SEC filings, including but not limited to, inTEST's periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

And with that, let me now turn the call over to Robert Matthiessen. Please go ahead, Bob.

Robert Matthiessen:

Thanks, Laura. I'd like to welcome everyone to our 2013 third quarter conference call. While Hugh will review the financial results in detail, I will review some of the highlights and then we'll discuss our markets and what we're seeing in the customer base.

The industry slowdown that we experienced in the second quarter continued into the third quarter. While this led to an unanticipated decline in overall bookings in net revenue for the quarter, we did maintain solid profitability delivering earnings per share of $0.10 which was at the high end of our guidance range. While total bookings for the third quarter were $10.4 million, compared with second quarter 2013 bookings of $11.0 million, non-semi related bookings were $3.8 million or 36% of net revenues, compared with $2.2 million or 20% of net revenues in the second quarter. Recall that at the end of the second quarter we revised the non-semi related historical bookings in revenue figures to include service which had previously not been included.

Third quarter net revenues were $9.9 million compared with $11.2 million reported in the second quarter. Non-semi test revenue again increased both in terms of absolute dollars and as a percent of revenue, up 44% sequentially, and representing 37% of total third quarter net revenues. As you may recall, we specialize in delivering semi-custom thermal test solutions that can be readily adapted to industries outside of semiconductor including automotive, consumer electronics, defense, aerospace, energy and telecommunications. We are well structured in terms of operating profitability and we again delivered profitable results with the third quarter marking our 16th consecutive quarter of profitability, including Q1 2012's breakeven quarter.

Third quarter net income was $1.1 million or $0.10 per diluted share consistent with second quarter 2013's results and an improvement over third quarter 2012 net income of $664,000 or $0.06 per diluted share. In addition, we have a solid balance sheet and continue to carry no debt. Most notably, we continue to make money even during challenging times and we generate cash; trends that we fully expect to continue throughout the fourth quarter of 2013.

Now let me turn to our segments. In the Thermal segment our order rate during the quarter was significant, with bookings of $6.5 million. That's a 22% increase over second quarter bookings of $5.4 million. Bookings for North America and Asia were up approximately 10% and 25%, respectively. Although semi-related bookings of $2.8 million declined from $3.1 million last quarter, we currently expect an increase in Thermal bookings overall in the second half of 2013 compared to the first half. Thermal segment revenues for the third quarter were $5.8 million, consistent with those reported by this segment for the second quarter.

We had a number of Thermal highlights in Q3. Q3 Thermal bookings represented 63% of total consolidated bookings compared with 49% last quarter. Transceiver bookings in Asia continued to grow during the period and we developed three new customers. The rental market in Europe is strong and during this period we added a number of new rentals. This is important because Europe has been so quiet in recent years and they're beginning to come alive. In fact, Russia continues to be active with more orders expected in Q4.

Mil/aero continues to be our largest North American non-semi segment accounting for 20% of all North American bookings and again significant since mil/aero had shut down early during the sequester period.

We received significant orders from four new Sigma customers. Year-to-date sales of ThermoChucks in 2013 were $820,000, which already exceeds our total 2012 sales of $567,000. The Sigma outlook continues to be positive with promising activity at several large customers, and Temptronic activity is starting to increase with several customers starting to discuss year-end purchases.

Our OEM Chiller project continues. Phase 3 of 4 was completed and approved. The customer visited for first article inspection and performance confirmation in July and the system was approved and signed off by the customer during that visit. Phase 4, which is the final phase, is underway. This phase is a six-month long test to simulate real-world use of the model, which is scheduled to conclude in February of 2014, and we fully expect that inTEST's Thermal Solutions will be added to the approved supplier's list by the end of 2013.

Turning to the Mechanical Product segment, bookings for the third quarter were $1.8 million compared with $3.7 in the second quarter. Third quarter Mechanical sales were $2.2 million compared with second quarter sales of $3.8 million. Evaluation of our new powered Intellidock is underway at one of our largest customers and early results are very encouraging. Also, we installed a Cobal 500 for a Korean customer. The significance of this is that we have not done much business in Korea over the years and we've recently added a new sales representation there and this is our first non-OEM sale into Korea for a very long time. We continue to work on the design of new test head mechanicals for a new internal tester for a large customer.

In our Electrical segment, bookings for the third quarter were $2.0 million compared with second quarter bookings of $1.9 million, and Q3 Electrical revenues were $1.9 million compared with Q2 revenues of $1.6 million. Revenue exceeded forecast by about 35%. We sold interfaces to a mil/aero customer for testing of a large CMOS imaging chip used in missiles. Again, no aeros beginning to turn on again. And we also had significant sales activity in Japan, which has been quiet for a long time. The outlook for Q4, the start of Q4 has been quite strong in terms of order rate and we see a stable business climate for the rest of the year.

On another note, during the quarter we transferred the listing of our common stock to the NYSE MKT from the NASDAQ and look forward to ringing the NYSE closing bell on January 14, 2014. We join a number of companies that have made this transition, which in addition to providing us with a more cost-effective structure, will provide increased visibility, and most importantly, improve liquidity through the lowering of the bid/ask spreads, as well as enhance services for inTEST through access to greater markets that will benefit our stockholders.

Looking forward, while we expect the normal seasonal softening of the business that the industry typically experiences in the fourth quarter, we're quite encouraged by quote activity which gives us a positive outlook for 2014. Quarter to date, our bookings are very positive and we have a positive book-to-bill of 1.5 for the first four weeks, indicative of the strong market.

As we noted in our release, when we announced our Q2 results in July, we had forecast that orders and net revenues for the second half of 2013 would be stronger than those of the first half with a sequential increase in revenues in the fourth quarter. While we still expect this to be the case with respect to orders and anticipate a positive book-to-bill, we now see revenue growth resuming in 2014, although the specific timing of that growth isn't really clear to us at this time.

Our long-term objective is to grow and evolve inTEST Corporation from our origins as an ATE company with a primary focus on semiconductors into a broad-based industrial test company with a diversified end market penetration and differentiated product strategy. We now address growth markets in both the semiconductor and non-semiconductor areas, including automotive, consumer electronics, defense, aerospace, energy and telecommunications and we're involved in a very promising project in the energy industry which could provide increased revenue over the next couple of years. Going forward, we continue to see non-semi related products playing a substantial role on our growth strategy and success.

Our diversification strategy outside of traditional semiconductor markets helps to mitigate the cyclicality that's so closely tied to the semi industry and affords us several exciting new opportunities with multiple new customers. Couple that with the fact that as the semi market rebounds and resumes normal growth patterns, inTEST is optimally positioned to achieve significantly higher levels of profitability. Combined, it makes inTEST a very compelling investment opportunity.

In closing, our confidence in our business prospects remains high. inTEST occupies a profitable niche space. We have a proven long term history with customers across the globe and provide high quality, mission critical products that perform in challenging environments. We will continue to work with our customers and drive innovations that allow us to continue being a leader in our target markets.

And with that, I'd like to turn the call over to Hugh who will provide a detailed review of Q3 numbers and discuss our guidance for the fourth quarter. Hugh?

Hugh Regan, Jr.:

Thanks, Bob. Third quarter 2013 end user net revenues were $8.7 million or 88% of net revenues, compared with second quarter end user net revenues of $9.9 million. OEM net revenues were $1.2 million or 12% of net revenues, compared with second quarter OEM net revenues of $1.2 million. As Bob noted earlier, net revenues from markets outside of semiconductor test were $3.6 million or 37% of net revenues, compared with $2.5 million or 22% of net revenues in the fourth quarter.

The Company's gross margin for the third quarter was $4.8 million or 48%, as compared with $5.5 million or 49% in the second quarter. The reduction in the gross margin was primarily driven by a less favorable absorption of our fixed manufacturing cost on the third quarter on lower revenue levels, which increased from 13% of net revenues in the second quarter to 16% of net revenues in the third quarter. Also contributing to the reduction in our Q3 gross margin was an increase in our fixed manufacturing cost, which increased from $1.4 million in Q2 to $1.5 million in Q3. The increase in our fixed manufacturing cost as a percentage of net revenues in the third quarter was partially offset by a decrease in our consolidated material cost, which decreased from 35.5% in the second quarter to 33% in the third quarter.

Our Electrical Product segment experienced an increase in its component material costs quarter over quarter, increasing from 36.8% in Q2 to 41.3% in Q3, while our Thermal and Mechanical Product segment saw declines in their component material cost. The increase in our Electrical Product segment was driven by changes in customer mix. Our Thermal Product segment component material cost decreased from 29.5% in Q2 to 28.2% in Q3 due to product mix, while our Mechanical Product segment decreased from 44% in Q2 to 38.7% in Q3 due to both product and customer mix.

I will now discuss the breakdown of operating expenses for the quarter. Selling expense for the third quarter was $1.3 million, compared with $1.5 million for the second quarter, a decrease of 273,000 or 18%. The decrease was primarily due to reduced levels of sales commission expense on lower levels of revenues, as well as reduced accruals for product warranty costs. Engineering and product development expense was $945,000 for the Q3 compared to $925,000 for Q2, an increase of $20,000 or 2%, driven primarily by increased spending on product development initiatives.

General and administrative expense for the third quarter was $1.5 million, relatively unchanged from the level in the second quarter, with costs declining $54,000 or 4%. The decrease was primarily driven by reduced spending on investor relations and professional fees.

Other income was $27,000 for the third quarter compared to the other expense of $2,000 for the second quarter, driven primarily by foreign exchange transaction gains in the third quarter compared to losses in the second quarter, as well as a gain on the sale from the disposition of certain fixed assets no longer being used.

We accrued income tax expense of $24,000 during the third quarter, compared to $484,000 booked in the second quarter. Our effective tax rate of 2.2% in the third quarter declined significantly from the 33% recorded in the second quarter. The decline in the tax rate in the third quarter was primarily driven by the impact of booking the favorable results of the completion of the tax authority audit of our German deferred tax assets, where we had a significant valuation allowance. To a lesser extent, we had a tax credit true-up based upon the finalization of our 2012 tax return. We expect our effective tax rate will be in the mid to upper 20% range during the fourth quarter of 2013, and at September 30, 2013, we had total deferred tax assets of $2.2 million, up $220,000 from June 30, 2013.

Third quarter net income, as Bob mentioned earlier, was $1.1 million or $0.10 per diluted share, compared with second quarter net income of $1.0 million or $0.10 per diluted share. Q3 was a heavy $0.10 per share versus Q2 being a light $0.10 per share.

Average shares outstanding were 10,421,000 at September 30, 2013, up 27,000 shares from the level at June 30, 2013.

Amortization and depreciation expense was $214,000 for the third quarter and EBITDA was $1.3 million for the third quarter.

For the nine months ended September 30, 2013, net revenues were $30.1 million, a reduction of $5.0 million or 14% from the comparable prior period, due to the softness in the semiconductor market in 2013 compared to 2012. However, due to an improved margin in 2013, 48% versus 44% in 2012, and a $1.3 million reduction in operating expenses year-over-year, which had been inflated in the first half of 2012 due to the acquisition of Thermonics and costs related to the move of our Silicon Valley operation, our net income for the first nine months of 2013 of $2.4 million or $0.23 per diluted share was $430,000 or $0.04 per share greater than the comparable prior period.

Consolidated headcount at the end of September, which includes temporary staff, was 131, a decrease of one individual during the third quarter.

I'll now turn to our balance sheet. Cash and cash equivalents at the end of the third quarter were $16.8 million, up $719,000 from June 30, 2013. We currently expect cash and cash equivalents to increase in the fourth quarter of 2013. Accounts receivable increased slightly to $7.4 million at September 30, 2013, up $165,000 from June. Inventory also increased slightly by $66,000 to $3.5 million at the end of September. And capital expenditures during the third quarter were $162,000, compared to $51,000 in the second quarter and $44,000 in the first quarter. The additions were in our Thermal Product segment, primarily, and represented additions to our leased systems as Bob mentioned earlier in the call. Bob provided the consolidated and segment booking data earlier in the call and the backlog at the end of September was $3.2 million, up from $2.7 million at the end of June.

In terms of our financial outlook, as noted in our earnings release, due to the seasonally down demand we typically experience in the fourth quarter of each year, we expect that net revenues for the quarter ended December 31, 2013, will be in the range of $8.5 to $9.5 million, with net earnings ranging from $0.02 to $0.06 per diluted share. We currently expect that our Q4 2013 product mix will be slightly less favorable than Q3 and that Q4 gross margin will range from 45 to 47%. As we noted in our earnings release, we currently expect that our orders in the second half of 2013 will be stronger than those of the first half. Please note that our outlook is based on the Company's current views with respect to operating and market conditions and customer forecasts, which are subject to change.

Operator, that concludes our formal remarks. We can now take questions.

Operator:

Thank you, sir. Ladies and gentlemen, we will now begin the question-and-answer session. As a reminder, if you have a question, please press star-the star, followed by the one on your touch-tone phone. If you would like to withdraw your question, please press the star, followed by the two. And if you are using speaker equipment, you will need to lift the handset before making your selection.

Our first question is from the line of Theodore O'Neill with Litchfield Hills Research. Please go ahead.

Theodore O'Neill:

Thanks very much. Hugh, if I did the numbers right here, the Thermal segment bookings were up 59% and you said the revenue here was up 44% sequentially. So what's driving that primarily in the Thermal segment?

Hugh Regan:

It really, during this particular quarter, was the rebound of the non-semi business, Theodore. I mean it grew from $2.5 million in Q2 to $3.6 million in Q3, so it was up $1.1 million or 43%. But we have got Jim Pelrin on the telephone as well, so I don't know whether, Jim, you'd like to offer some additional color on that.

James Pelrin:

The optical transceiver market particularly in Asia came on very strong. Several new factory's sub-cons were turned on by the major manufacturers and they bought a considerable amount of our equipment in order to test the product in production, and that that was the major driver.

Theodore O'Neill:

Was that the camera you were talking about?

James Pelrin:

No, it's not a camera. These are optical components that are used in telecommunications.

Theodore O'Neill:

Okay.

James Pelrin:

They're optical very much like in the microwave world dividers and combiners and other optical connectors that have to be tested at temperature.

Theodore O'Neill:

Okay.

Robert Matthiessen:

So, Jim, these are used in the backbone for networks in the internet, right?

James Pelrin:

Absolutely, yes. High-speed data.

Theodore O'Neill:

Yes, got it. Okay. Well, Jim, while I got you here, do you service the refurbished market for your Thermal products?

James Pelrin:

Yes, we service all of our Thermal products, if that's the question you're asking. We have products that are out there that are 10 and 15 years old that we service.

Theodore O'Neill:

Yes, I meant do you sell certified, pre-owned...

James Pelrin:

We don't. We try not to do that.

Theodore O'Neill:

Okay. And they mentioned the rental market in Europe, is that a significant portion of the business?

James Pelrin:

It's becoming more and more important to our European business. It's still a very small part of the whole but in Europe it's becoming much more common and we actually double-dip when we rent so that's why we like it. Typically customers will keep machines for six to 12 months and in fact pay for the machines and then they'll buy them from us. So we double-dip when we do that, so it's a very profitable aspect to our business.

Theodore O'Neill:

Okay. And Hugh, can you give us the revenue by segment?

Hugh Regan:

Sure, sure. During the third quarter our Thermal Product revenues were $5.8 million; Mechanical Product revenues were $2.2 million and Electrical Product revenues were $1.9 million for a total of $9.9.

Theodore O'Neill:

Thank you.

Hugh Regan:

You're welcome.

Operator:

Our next question is from the line of Les Sulewski with Sidoti and Company.

Les Sulewski:

Good evening, all.

Robert Matthiessen:

Good evening, Les.

Les Sulewski:

Nice job on the non-semi side. But going flipping over to the semiconductor side, have you seen any kind of a bottom out in the slowdown or are things picking up? What are your thoughts on the semi side?

Robert Matthiessen:

The quote rate has been up. We're definitely in a trough. Q4 is traditionally a low point in our semi business and things begin to pick up in Q1 and tend to peak in Q2 and we tend to see the same pattern taking place now.

Hugh Regan:

Unless-I don't know whether you follow Teradyne, which is sort of the big fish in the pond in which we live, but they reported Q3 results last week and while they recorded about a 40, 43% decline in bookings from Q2 to Q3 and they've got it down for revenues in the fourth quarter, so our semi business, our semi ATE business is very consistent with that of reported by Teradyne.

Les Sulewski:

That's helpful, thank you. And then, you know, with that tax benefit coming in this quarter, is this a one-time event? Anything that's going to relate to next quarter as well or?

Hugh Regan:

Well, we still at this point have a 50% valuation allowance against our German tax assets. We took that valuation allowance down from about 60% to 50% during the quarter, so my controller's in the room, but I think we have about $0.5 million valuation allowance against the German tax assets at this point.

Speaker:

$380,000

Hugh Regan:

$380,000, I've been corrected, thank you. I don't speak tax as well as my controller does. So, you know, when we ultimately-and that represents about three years worth of earnings based upon current use (ph), so that we have uncovered as well as covered. So in about another year and a half to two years we'll probably have one final swing on this valuation allowance which will give us another pickup on the tax front but this is probably the last one that we'll see and hopefully we'll never have significant deferred tax assets of that nature again because those were really created by significant net operating losses in 2008 and '09.

Les Sulewski:

Okay, thank you. And then perhaps any guidance on new product launches or any thoughts there?

Robert Matthiessen:

We constantly, Les, make new products, and for instance, in the semiconductor market we have this docking business, which we haven't talked about separately tonight, but it requires quite a bit of engineering and there's quite a bit of changes that go on in semiconductor manufacturers Every time they change package types requires new docking hardware. So we continue to develop that. Now I mentioned in the docking area that what we call our Intellidock is being evaluated by our largest customer. That's a docking system that is automatic, if you will. It senses when the test head is where it ought to be and does all the pulling and docking by itself. It is computer-controlled. That is a new product, entirely new product in the docking arena and we expect that to be a leader going on.

The manipulator business there's really nothing new to invent there. Everything's been invented and it's become pretty much of the commodity business. On the other hand in the Thermal business, we continue to make new products based-a lot of times are combinations of existing products. For instance, we're selling-in fact, Jim, why don't you explain this. We have the new ThermoStream with the enclosed compressor in it this time around.

James Pelrin:

Yes, that's right. Our ThermoStream product is really the backbone of our semiconductor business and plays a very, very large role in the non-semiconductor business as well. But it requires factory air, compressed air, and it uses a significant amount of it and there's a whole host of customers that are in small labs that don't have access to the kind of air that these machines consume. So we've developed a machine that has an air compressor built into it so it creates its own compressed air to operate and we've just launched that. In fact we've got the first three orders going out, two should go out I think this month and one more next month. So that's going to address a whole sector that really couldn't buy our equipment because they didn't have the facilities.

Les Sulewski:

Excellent. Thank you for touching up on that, appreciate it. And good luck to the next quarter.

Robert Matthiessen:

Thanks, Les.

Hugh Regan:

Thanks, Les.

Operator:

Our next question is from the line of George Marema. Please go ahead.

George Marema:

Hey, guys. Thanks for taking my call. Good job with the business model getting the earnings leveraged with the revenues. And I wanted to kind of speak broadly about the revenues. The last few years looking at it, 2011, you did about $47.3, 2012, $43.4 and that includes the Teradyne-I'm sorry, the Temptronic acquisition, and then 2013 looks like you're heading, based on your guidance, to around $39.0 million. So we're kind of dropping 8, 9 percent per year last few years. When you think growth will resume next year, can you talk at all about expectations of magnitude? And what's going on in the last three, four years where sales keep dropping and dropping? Is there some secular winds that are forever going to be with us or is it more cyclical-based? What's driving that?

Robert Matthiessen:

It's based a large part on the semiconductor industry and, you know, when we entered this business way back when we had probably 50 customers in the semiconductor industry, there were many manufacturers and as such you had many more opportunities, but as years have gone on the number of customers keeps reducing as they combine with each other, so now we're down, in the tester world, we're down to two or three tester companies when there used to be 10 or 12 of them and in the end user world we're down to probably 10 or 15 when there used to be close to 100. And that puts pricing pressure on everybody because you've got fewer customers to compete with and in general what we're seeing is the maturity of the semiconductor business. When we started our CAGRs were in the 20% range and so were everybody else's in the backend of test associated with semiconductor. But that's more or less settled out. There's a much less variety of testers nowadays as they're getting the testers that are available can do much more on an individual basis and companies tend to try to standardize on one setup where in the old days it was like the wild west every little division within the company was buying different things, and so what we're seeing is the maturation of that. Now that is precisely why we are expanding outside of semiconductor into businesses that are not nearly as affected by that sort of thing and we hope and we believe that we will see growth here on out based on our expansion outside. The semiconductor business is still a good business to be in. There's still money to be made there but there's not going to be a lot of growth that we can see.

George Marema:

So for 2014 is it possible to get back to a couple of years ago revenue levels of like 2011 revenues?

Hugh Regan:

We would expect growth at this point in 2014. We typically don't provide guidance out for a full year at this point. As you can understand in a cyclical industry such as the one we operate in, it's not necessarily worth sticking your head out to say what your revenues will be for the next full year and then be proved wrong. That said, you know, we had had very similar revenue patterns in '10 and '11. You know, '12 and '13 have been down. We would hope that in '14 we'd see a rebound to those levels of '10 and '11 and that we're sitting on a significant pile of cash that is intended for acquisition opportunities. The Company's very focused right now on looking for opportunities and that we would hope that at some point in 2014 we'd be able to execute on something that would be able to further grow the revenue stream.

George Marema:

And given the maturity of semi, what other strategic moves could you make to get some, you know, double-digit strong top line growth again?

Hugh Regan:

Well, you know, we're looking at a number of verticals outside-or looking at a number of businesses that supply to verticals outside of semiconductor test such as mil/aero, telecommunications, energy and looking at products that are complementary to our existing Thermal technologies or our Mechanical and Electrical technologies. We'relooking fairly broadly. General industrial test, to be quite frank. So, as Bob mentioned earlier, the goal is to morph into more of an industrial test company.

George Marema:

Do you have any IP, like software-type assets and strategic moves that are just non-hardware related?

Hugh Regan:

Well we have a significant amount of IP at the current time. I don't know-I'm looking at the gentleman across the table that handles that for us.

Speaker:

Not very much in Mechanical or Electrical, to be honest.

Hugh Regan:

Okay. And I wouldn't be aware of any in Thermal related to that specifically either.

James Pelrin:

In Thermal we have developed our own controller platform to operate all of our systems and that's got our own in-house software and the firmware in it and we control it 100%. And this is a new platform that we introduced earlier this year that we're migrating over to all systems.

George Marema:

Thank you. That's very helpful, thank you.

Operator:

As a reminder, ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time. And if you are using speaker equipment, you'll need to lift the handset before making your selection.

Our next question is from the line Bob Delean with Red Rock Partners. Please go ahead.

Bob Delean:

Hey, guys. Thanks for taking my call. I was wondering if you could provide the gross margins by segments?

Hugh Regan:

Sure. For the Thermal Product segment for the quarter the gross margin was 53.3%. That's slightly down from 54.4% last quarter. In Mechanical Products it was 34.2% and that's down from 39.8% in the prior quarter. That was due primarily to a reduction in revenue and fixed manufacturing cost being a larger percentage of revenues. And in Electrical Projects the margin was also down slightly from 50% in Q2 to 47.9% in Q3.

Bob Delean:

Okay, thanks for that. And then just a quick question. Hugh, you were just mentioning about, you know, you've got this cash balance building. You know, you guys are not Apple but relative to your market size it's a sizable balance. And you mentioned it's reserved for acquisition activity, which of course has not come to fruition just yet. I know a year ago you paid a one-time dividend and that was predicated on potential changes in the tax law, which I don't believe happened. Just wondering if the Board's considered another one-time dividend this year just maybe as a sweetener for those shareholders that have been sticking around a long time?

Hugh Regan:

We just had a Board meeting yesterday and we've had a brief discussion about capital allocation strategies. I think at the current time the Company is very focused on acquisitions and feels that there's an opportunity that it may be able to hopefully-there's nothing specifically in the wings at this point but there's a number of things we're looking at that are promising. So we're hesitant to spend money on the dividend when we're looking at companies for instance in the 15 to $20 million revenue range whose acquisition would fully utilize our cash and possibly have us incur a slight amount of debt. So, I think until and when we determine that there isn't anything out there right now that we want to move on, we're probably going to withhold from paying a dividend. But it's something that we think about at Board meetings regularly and I would say that, to the extent that we wouldn't have something to execute on, which I doubt at some point during 2014, based upon what we're looking at the current time, there's a possibility that that could happen but we take that message to the Board regularly.

Bob Delean:

Yes, and Hugh, just to comment. I mean I like your answer. I'd much rather see you grow the Company but I know sometime back Bob had made the announcement that in the next three years would like to see the revenues double to close to $100.0 million and obviously the acquisitions for any number of reasons just haven't come to fruition. So would love to see you guys grow the Company and acquisition's obviously going to be the way to do it, so.

Hugh Regan:

We agree. We agree.

Bob Delean:

Okay. Thanks, guys.

Hugh Regan:

You're welcome.

Operator:

There are no further questions at this time. I'd now like to turn the call back over to Mr. Matthiessen for closing remarks.

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[Non-material closing remarks omitted]